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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A
                          ___________________________

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                        Davel Communications Group, Inc.
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             (Exact name of registrant as specified in its charter)



               Illinois                                   37-1064777
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

1429 Massaro Boulevard, Tampa, Florida                  33619
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(Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                Title of each class      Name of each exchange on which
                to be so registered      each class is to be registered
                --------------------     ------------------------------
                       none
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             --------------------------  ------------------------------
             --------------------------  ------------------------------


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities to be registered pursuant to Section 12(g) of the Act:

     Securities Act registration statement file number to which this form relates:
     __________ (if applicable)

                       Preferred Share Purchase Rights,
                with respect to Common Stock, without par value
         ----------------------------------------------------------
                               (Title of Class)



         ----------------------------------------------------------
                               (Title of Class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED:
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          Preferred Stock Purchase Rights
          -------------------------------

          On April 22, 1998, the Board of Directors of Davel Communications Group, Inc. (the "Company") authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, without par value (the "Common Stock"), of the Company. The distribution is payable to the stockholders of record at the close of business on May 4, 1998 (the "Record Date"), which is also the payment date, and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, the exchange of the Rights, and the expiration of the Rights (and, in certain cases, following the Distribution Date). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series A, par value $0.01 per share, of the Company (the "Preferred Shares") at a price of $100.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights, and certain defined terms used herein, are set forth in a Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), dated as of April 22, 1998, and attached hereto as Exhibit 1.1.

          Until the earlier to occur of (i) the expiration of the Company's redemption rights following the date of public disclosure that a person or group other than certain Exempt Persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are Exempt Persons), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date") or (ii) the tenth business day after the date of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an Exempt Person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Stock certificates and not by separate certificates. The Rights Agreement provides that, until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after May 4, 1998, upon transfer or new issuance of the Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificate for Common Stock, with or without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

          The Rights will first become exercisable after the Distribution Date (unless sooner redeemed or exchanged). The Rights will expire at the close of business on May 4, 2008 (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

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          The Purchase Price payable, and the number of Preferred Shares or other securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for Preferred Shares or securities convertible into Preferred Shares at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above). In addition, the Purchase Price payable and the number of Preferred Shares purchasable on exercise of a Right is subject to adjustment in the event that the Company should (i) declare or pay any dividend on the Common Stock payable in Common Stock or (ii) effect a subdivision or combination of the Common Stock into a different number of Common Stock.

          In the event that, at any time following public disclosure that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where Common Stock are changed or exchanged or in a transaction or transactions wherein 50% or more of its consolidated assets or earning power are sold, proper provision would be made so that each holder of a Right (other than such Acquiring Person and certain related persons or transferees) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company or the Company, as the case may be, which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that there is public disclosure that an Acquiring Person has become such, proper provision would be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees (which will thereafter be void), on or after the earlier of the Distribution Date and the first public disclosure that an Acquiring Person has become such, will thereafter have the right to receive upon exercise that number of shares of Common Stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. In addition, the Company's Board of Directors has the option of exchanging all or part of the Rights (excluding void Rights) for an equal number of shares of Common Stock in the manner described in the Rights Agreement.

          No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

          At any time prior to public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), payable in cash, shares (including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors.

          At any time prior to public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights. Thereafter, the Board of Directors of the Company may amend or supplement the Rights Agreement without such approval only to cure ambiguity,

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correct or supplement any defective or inconsistent provision or change or supplement the Rights Agreement in any manner which shall not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof). Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

          The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share and 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100 per share and 1,000 times the payment made per share of Common Stock. Each Preferred Share will have 1,000 votes per share, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock.

          Exempt Persons include (i) the Company, (ii) any Subsidiary of the Company, (iii) Mr. David R. Hill, the principal shareholder of the Company ("Mr. Hill"), (iv) any employee benefit plan of the Company or of any Subsidiary of the Company, and (v) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

          Subject to certain exceptions and Permitted Acquisitions, Mr. Hill is allowed to acquire additional Common Stock in an amount not to exceed the sum of
(i) 1% and (ii) its beneficial ownership of Common Stock on the date of the Rights Agreement, as such beneficial ownership of Common Stock may be increased as a result of certain subsequent events such as an acquisition of Common Stock by the Company or any Subsidiary or as a result of acquiring Common Stock as a result of the operation of the Rights Agreement.

          "Permitted Acquisition" means, with respect to Mr. Hill, (i) any acquisition by way of any stock dividend, stock split, reorganization, recapitalization, merger, consolidation, rights offering or other like distribution made available to holders of Common Stock generally or under this Agreement (as the same may be amended, restated or supplemented from time to time) or any other shareholder rights agreement and (ii) any acquisition pursuant to any employee benefit plan, executive compensation plan, management agreement, director, executive, management or employee stock option plan, or any other officer or employee incentive award, benefit, bonus or similar plan, agreement, system or arrangement.

          The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group (except as described above with respect to an Exempt Person) that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group other than an Exempt Person has acquired beneficial ownership of 15% or more of the Common Stock, because until such time the Rights may generally be redeemed by the Company at $.01 per Right.

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          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

          This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement attached hereto as Exhibit 1.1, which is incorporated in this Registration Statement on Form 8-A by reference.

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Item 2.   Exhibits
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          1.1  Rights Agreement, dated as of April 22, 1998, between Davel
               Communications Group, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

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                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              Davel Communications Group, Inc.



                              By:   /s/ Michael E. Hayes
                                  -------------------------
                                    Michael E. Hayes
                              Its:  Senior Vice President and Chief
                                    Financial Officer



Date:  April 30, 1998

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